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                                                                    Exhibit 99.1



                              [PROMUS HOTEL LOGO]





April 30, 1999

FOR IMMEDIATE RELEASE                       http://www.promus.com

Contact:  Gregg Swearingen, Vice President, Investor Relations
          (901) 374-5468


      PROMUS HOTEL CORPORATION BOARD AUTHORIZES ADDITIONAL SHARE REPURCHASE

         MEMPHIS, TENN. - APRIL 30, 1999 -- Promus Hotel Corporation (NYSE: PRH) today announced that its board of directors has authorized the company to repurchase up to $200 million of its common stock for cash. The authorization allows the company to conduct the repurchase program in the open market, or in negotiated or block transactions at prevailing market prices until December 31, 2000. The company currently has 82.9 million shares outstanding.

         "The continuation of our share repurchase program reflects our confidence in Promus and its prospects," said Norman P. Blake, Jr., the company's chairman, president and chief executive officer. "This program increases our return on equity while enabling Promus to accumulate common shares for future acquisitions and other general corporate purposes."

         Today's authorization is in addition to a $200 million share repurchase program authorized by Promus' board of directors in August 1998. To date, Promus has repurchased approximately 5 million shares at a total cost of $166.4 million under the August 1998 authorization.

         Promus Hotel Corporation is the franchisor/operator of the Doubletree Hotels, Doubletree Guest Suites, Embassy Suites, Hampton Inn, Homewood Suites, Hampton Inn & Suites, Club Hotel by Doubletree, Red Lion, Embassy Vacation Resort and Hampton Vacation Resort brands. The company also manages non-Promus branded hotels and facilities in its University Hotel & Conference Center division. The company operates, franchises or owns hotels throughout the United States and in Canada, Mexico and Latin America. Promus is headquartered in Memphis, Tennessee and has approximately 40,000 employees.



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